EXHIBIT 10.6

ETHANOL MARKETING AGREEMENT

by and between

AE ADVANCED FUELS KEYES, INC.

and

KINERGY MARKETING, LLC

Dated as of October 29, 2010

ETHANOL MARKETING AGREEMENT

This ETHANOL MARKETING AGREEMENT (this “Agreement”) is entered into by and between AE ADVANCED FUELS KEYES, INC., a Delaware Corporation (“AEAFK”), and KINERGY MARKETING, LLC, an Oregon limited liability company (“Kinergy”), as of this 29th day of October, 2010.  AEAFK and Kinergy are each individually referred to herein as a “Party”, and collectively are referred to herein as the “Parties”.

RECITALS

A.           Kinergy provides marketing services for denatured fuel ethanol production facilities.

B.           AEAFK is the Lessee of an approximately 55 million gallon-per-year denatured fuel ethanol production facility in AEAFK, California (the “Facility”) and AEAFK has requested that Kinergy provide denatured fuel ethanol marketing services for the Facility.

C.           Kinergy desires to provide such marketing services in accordance with and subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereto covenant and agree as follows:

ARTICLE I
MARKETING ACTIVITIES

1.1 Marketing of Ethanol Production.

(a) Subject to the terms hereof, AEAFK shall sell and make available for delivery and Kinergy shall purchase and take delivery in accordance with Section 1.3 of 100% of the Ethanol produced by the Facility.

(b) AEAFK shall provide Ethanol to Kinergy free and clear of all liens and encumbrances and otherwise operate the Facility as required to allow Kinergy to perform its obligations hereunder.

(c) Kinergy shall perform its obligations hereunder in accordance with this Agreement, applicable Laws, applicable Permits and Good Industry Practice and with the intent to maximize the proceeds generated from the sale of Ethanol.

(d) Kinergy shall confer with AEAFK no less frequently than weekly regarding marketing strategy.  AEAFK will have the option to participate in the “Pool” described in Section 2 herein by stating its election to participate on the execution of this Agreement.  If AEAFK later desires to opt out of the Pool, AEAFK may due so on thirty (30) days written notice, in which event AEAFK’s Ethanol will continue to be marketed by Kinergy at AEAFK’s direction, but the provisions of Section 2.2 shall supersede the “Pool” pricing and other provisions of Section 2.1.

1.2 Obligations of AEAFK.

(a) AEAFK shall provide Kinergy with all information reasonably requested by Kinergy.

(b) AEAFK shall provide Kinergy with a best estimate of a projected Date of First Delivery covering a range of seven (7) days. AEAFK shall use reasonable best efforts to update this estimate as more accurate information is available, but shall not be liable to Kinergy for a failure to achieve the projected Date of First Delivery.

(c) AEAFK shall provide a best estimate of the amount of Ethanol production on a daily basis for the six (6) month period following the estimated Date of First Delivery.  After the Date of First Delivery, AEAFK shall provide monthly updates to Kinergy, by the 15th day of each month, estimating the daily production for the next six (6) month period beginning the first month following the date of the last estimate.  AEAFK shall promptly notify Kinergy of any adjustments to the Ethanol production schedule that has been most recently given to Kinergy or of any actual or anticipated production downtime or disruption to Ethanol availability.  In the event (1) the Facility is unable to produce sufficient Ethanol quantities to meet the production estimates delivered to Kinergy, (2) such inability to produce is not the result of Force Majeure, and (3) Kinergy would otherwise suffer a loss as a result of being unable to deliver Ethanol to a Third Party customer to whom Kinergy is contractual committed to deliver Ethanol, then in such case Kinergy may purchase or arrange for the purchase of such shortfall from other sources and incur additional transportation and similar expense to the extent necessary to cover contractual commitments Kinergy has made in respect of AEAFK’s anticipated production.  Kinergy shall use reasonable commercial efforts to mitigate the cost of such cover.  Kinergy will provide AEAFK written substantiation of such costs reasonably satisfactory to AEAFK as soon as reasonably possible. AEAFK shall be obligated to pay Kinergy the net cost of such cover within seven (7) days thereafter.

(d) AEAFK shall provide storage tank capacity at the Facility for Ethanol in an amount of one million gallons. AEAFK’s Ethanol production at 109% of nameplate design and 100% of permitted capacity is 170,454 gallons per day for 352 days per year.

(e) Kinergy shall be given reasonable access to the delivery point(s) at the Facility during normal business hours upon reasonable prior notice; provided, that Kinergy’s access shall be without disruption to AEAFK’s business operations at the Facility.  Kinergy will provide AEAFK with delivery schedules and, at the sole cost of Kinergy, make arrangements for transportation of the Ethanol.  AEAFK shall handle and supervise the loading and delivery of Ethanol, prepare delivery documentation and generally be responsible for all matters ancillary to such activities.  All equipment necessary to load trucks at the delivery point shall be supplied by AEAFK without charge to Kinergy.  Kinergy shall require the transportation companies it employs to comply with the Facility’s safety regulations.

(f) AEAFK shall deliver Ethanol to Kinergy under this Agreement that meets the specifications set forth in Exhibit B.  If any government entity requires a change in the specifications set forth in Exhibit B, Kinergy shall notify AEAFK of the change in specifications.  AEAFK and Kinergy agree to change the specifications of Ethanol in this Agreement within a reasonable time as agreed to by Kinergy and AEAFK.  If the Ethanol Delivered by AEAFK does not meet the specifications as set forth above when delivered by AEAFK and quality claims arise as a result thereof, such quality claims will be administered by Kinergy upon notice and consultation with AEAFK.  Such claims shall be solely for AEAFK’s account and Kinergy shall not be responsible in any manner whatsoever for such claims.

(g) Kinergy shall generate and deliver Renewable Identification Numbers (RINs) and Low Carbon Fuel Standard (LCFS) credits for Ethanol delivered under this Agreement as per Good Industry Practice.  AEAFK is responsible for submitting quarterly and annual reports to the US EPA or California ARB related to RIN and LCFS programs.

1.3 Title; Delivery Point; Nominations; Measurement.

(a) AEAFK shall deliver Ethanol to Kinergy at the inlet flange of the applicable receiving truck that will remove such Ethanol from the Facility.  Title to, risk of loss with respect to and the obligation to transport such Ethanol shall pass from AEAFK to Kinergy at such delivery point.

(b) Prior to the Date of First Delivery, Kinergy and AEAFK shall agree on an operating protocol with respect to the mechanics, timing and process for (i) determining how much Ethanol is available to be sold on any particular day, (ii) determining the quantity of Ethanol to be stored by AEAFK in its storage facilities, (iii) identifying Persons to transport the Ethanol, and (iv) implementing the Ethanol sales contemplated by this Agreement.  By mutual agreement, such operating protocol shall be updated from time to time thereafter.

(c) AEAFK agrees to collect representative “batch” samples of Ethanol it delivers to Kinergy hereunder pursuant to Good Industry Practice.  Kinergy shall have the right, upon reasonable notice and at reasonable times and at its expense, to test such samples to confirm that the Ethanol delivered to it hereunder meets the requirements of this Agreement.

(d) The quantity of Ethanol delivered to Kinergy by AEAFK from the Facility shall be established by outbound meter tickets expressed in net temperature-corrected gallons in accordance with Good Industry Practice.  The meter tickets shall be obtained from meters which are certified as of the time of loading and which comply with all applicable laws, rules and regulations.  The outbound meter tickets shall be determinative in the absence of manifest error (greater than 0.5% variation) of the quantity of Ethanol for which Kinergy is obligated to pay pursuant to Section 2.

1.4 Plant Startup Services.  Kinergy shall provide consulting services to AEAFK during the retrofit and startup period, including but not limited to advice on operations, inventory management, laboratory services, employee training, safety & environmental policies and training, engineering review, and project management.

ARTICLE II
PAYMENTS

2.1 Pool Price, Fees and Payments.

(a) The per gallon sale price AEAFK shall receive for the Ethanol sold to Kinergy under this Agreement shall be the Net Pool Price (as defined below), as it may be adjusted each month by the Pool True-Up.

(b) The “Net Pool Price” shall be, with respect to any month:

(i) the weighted average gross price per gallon received by Kinergy for all Ethanol that was sold by Kinergy during such month and delivered to Third Parties within the Pool Area (as defined below), whether produced by Affiliates of Kinergy or imported into the Pool Area from producers outside the Pool Area (“Gross Pool Price”); minus

(ii) the weighted average of all costs (on a per gallon basis) incurred by Kinergy in conjunction with the handling, movement and sale of Ethanol for Pool Producers (as defined below) during such month (“Pool Expenses”), including but not limited to terminal lease charges, throughput charges, terminal shrinkage costs, freight charges, tariffs, costs of leasing railcars and trucks, government taxes and assessments (other than taxes on net income, business taxes paid by Kinergy, or tax on the sale of Ethanol (such sales taxes to be paid directly by AEAFK for Ethanol from the Facility), but including all other taxes and governmental charges and assessments), costs to cover of the type described in Section 1.2(c) and any other similar costs; minus

(iii) a marketing fee (the “Marketing Fee”) equal to one percent (1%) of the product of the number of gallons of Ethanol sold to Kinergy multiplied by (i) the Gross Pool Price, less (ii) the Pool Expenses.

(c) The “Pool Area” shall be defined by the set of Ethanol delivery points set forth in Exhibit C, all of which are located in that portion of the Central Valley of California extending north from Grapevine (south of Bakersfield, California). A “Pool Producer” shall be any Ethanol producers located within the Pool Area with whom Kinergy has a marketing agreement, including specifically Calgren Renewables, Pacific Ethanol Madera, LLC; Pacific Ethanol Stockton, LLC, and AE Advanced Fuels Keyes, Inc.

(d) In the event that the actual Net Pool Price for a given month is different from the estimated Net Pool Price used in calculating payments under Section 2.1(f), then an adjustment to the Net Pool Price in a later month shall be made by as provided in Section 2.1(f).  Such adjustment is the “Pool True-Up.”

(e) For all quantities of Ethanol purchased by Kinergy within the first thirty days of production from AEAFK and shipped from the Facility, Kinergy shall pay an estimated Net Pool Price to AEAFK by ACH or wire no later than one (1) business day following delivery to Kinergy.  For all quantities purchased and shipped from the Facility thereafter, Kinergy shall pay an estimated Net Pool Price to AEAFK by ACH or wire no later than three (3) business days following delivery to Kinergy. If at calendar month’s end, the actual Net Pool Price for that month’s deliveries exceeds the estimated Net Pool Price for that month’s deliveries, Kinergy shall pay AEAFK on or before the 15th business day of the following calendar month an amount equal to the product of (x) the difference between the actual and estimated Net Pool Price and (y) the aggregate quantity of Ethanol purchased by Kinergy from AEAFK and shipped from the Facility under this Agreement during the prior calendar month.  If the actual Net Pool Price for that month’s deliveries is less than the estimated Net Pool Price for that month’s deliveries, AEAFK shall pay Kinergy and Kinergy shall have the right to withhold and set off from future payments to AEAFK on the 15th business day of the following calendar month, an amount equal to the product of (x) the difference between the actual and estimated Net Pool Price and (y) the aggregate quantity of Ethanol purchased by Kinergy from AEAFK and shipped from the Facility under this Agreement during such month. Kinergy shall provide AEAFK a parent guaranty of Kinergy’s payment obligations hereunder.

2.2 Alternate Price, Fees and Payments.  In the event AEAFK elects to withdraw from the Pool pursuant to Section 1.1(d), then the following provisions shall supersede the provisions of Section 2.1:

(a) The per gallon sale price AEAFK shall receive for the Ethanol sold to Kinergy under this Agreement shall be the Net Purchase Price (as defined below), as it may be adjusted each month by the True-Up.

(b) The “Net Purchase Price” shall be, with respect to any month:

(i) the gross price per gallon received by Kinergy for all Ethanol originating from the Facility that was sold by Kinergy during such month and delivered to Third Parties (“Monthly Gross Price”); minus

(ii) all third party costs (on a per gallon basis) incurred by Kinergy in conjunction with the handling, movement and sale of Ethanol originating from the Facility during such month, including but not limited to terminal lease charges, throughput charges, terminal shrinkage costs, freight charges, tariffs, costs of leasing railcars and trucks, government taxes and assessments (other than taxes on net income, business taxes paid by Kinergy, or tax on the sale of Ethanol (such sales taxes to be paid directly by AEAFK for Ethanol from the Facility), but including all other taxes and governmental charges and assessments) and any other similar costs (“Monthly Expenses”); minus

(iii) a marketing fee (the “Marketing Fee”) equal to one percent (1%) of (i) the Monthly Gross Price, less (ii) Monthly Expenses.

(c) In the event that the actual Net Purchase Price for a given month is different from the estimated Net Purchase Price used in calculating payments under Section 2.2(d), then an adjustment to the Net Purchase Price in a later month shall be made by as provided in Section 2.2(d).  Such adjustment is the “True-Up.”

(d) For all quantities of Ethanol purchased by Kinergy from AEAFK and shipped from the Facility, Kinergy shall pay an estimated Net Purchase Price to AEAFK by ACH or wire no later than three (3) days following delivery to Kinergy.  If at calendar month’s end, the actual Net Purchase Price for that month’s deliveries exceeds the estimated Net Purchase Price for that month’s deliveries, Kinergy shall pay AEAFK on or before the 15th business day of the following calendar month an amount equal to the product of (x) the difference between the actual and estimated Net Purchase Price and (y) the aggregate quantity of Ethanol purchased by Kinergy from AEAFK and shipped from the Facility under this Agreement during the prior calendar month.  If the actual Net Purchase Price for that month’s deliveries is less than the estimated Net Purchase Price for that month’s deliveries, AEAFK shall pay Kinergy and Kinergy shall have the right to withhold and set off from future payments to AEAFK on the 15th business day of the following calendar month, an amount equal to the product of (x) the difference between the actual and estimated Net Purchase Price and (y) the aggregate quantity of Ethanol purchased by Kinergy from AEAFK and shipped from the Facility under this Agreement during such month.

2.3 Overdue Payments.  If any Party shall fail to make any payment when due hereunder, such overdue payment shall accrue interest at 12% per annum from the date originally due until the date paid.

2.4 Billing Dispute.  If AEAFK or Kinergy, in good faith, disputes the amount of any payment received by it or to be paid by it pursuant to Section 2.1 or Section 2.2 above, the disputing Party shall immediately notify the other Party of the basis for the dispute.  The Parties will then meet and use their best efforts to resolve any such dispute.  If any amount is ultimately determined to be due by AEAFK or Kinergy (as the case may be), to the extent not previously paid, (a) Kinergy shall pay such amount to AEAFK within five Business Days of such determination or (b) Kinergy may then set-off such amount (as the case may be).

2.5 Audit.  Notwithstanding the payment of any amount pursuant to this Article II, AEAFK shall remain entitled (upon reasonable prior notice, at reasonable times and at Kinergy’s corporate offices) to conduct a subsequent audit and review of (a) transactions and related records to verify the amount of gross payments, Marketing Fees, Pool Expenses, all other expenses and damage payments and (b) the determination and calculation of the per gallon sale price, in each case for a period of two years from and after the end of the applicable month.  If, pursuant to such audit and review, it is determined that any amount previously paid by Kinergy to AEAFK did not constitute all of the amounts which should have been paid to AEAFK, AEAFK shall advise Kinergy indicating such amount and reason the amount should have been paid to AEAFK and, subject to the next two sentences, Kinergy shall pay such amount to AEAFK within five Business Days of such request along with interest accrued at the rate of 12% per annum from the date originally due until the date paid.  If there is not agreement of any item so noted, the Parties will then meet and use their best efforts to resolve the dispute.  If Parties are not able to resolve issues raised by such an audit and review, any disputed items will be resolved in accordance with the provisions of Article VII.

2.6 Startup Advance.  If requested in writing by AEAFK at any time during the period commencing at the start of continuous production of on-spec Ethanol at the Facilities and continuing for ninety (90) days thereafter (the “Pre-payment Period”), Kinergy shall pre-pay for Ethanol that is to be delivered to Kinergy within five (5) days following such pre-payment; provided, that (a) the Ethanol for which pre-payment is made is in storage at the Facility; (b) AEAFK shall deliver to Kinergy an assignment of such Ethanol in form and substance satisfactory to Kinergy; (c) Kinergy’s obligation to pre-pay shall terminate if Ethanol produced at the Facility ceases to conform to ASTM specifications; (d) the pre-payments outstanding to AEAFK at any time shall not exceed $1,000,000; (e) Kinergy’s obligation to make pre-payments shall terminate at the end of the Pre-payment Period; and (f) at the termination of Kinergy’s pre-payment obligation, AEAFK shall make the Ethanol for which pre-payment has been made immediately available for delivery to Kinergy.

ARTICLE III
TERM; TERMINATION

3.1 Term.  This Agreement shall be effective on the date hereof and, unless earlier terminated in accordance with its terms, shall continue in effect until and including the first anniversary of the Date of First Delivery; provided that the term of this Agreement shall automatically renew and be extended for additional one-year periods thereafter unless a Party elects to terminate this Agreement in a writing delivered to the other Party at least 90 days prior to the end of the original or renewal term.

3.2 Termination by Kinergy.  Kinergy may unilaterally terminate this Agreement by written notice to AEAFK, upon the occurrence of any of the following events, provided that no such notice shall be required for a termination pursuant to clause (c) of this Section 3.2:

(a) the failure by AEAFK to make any payment, deposit or transfer as and when specified in Section 2.1(f) or Section 2.2(d) or otherwise in this Agreement (or if a payment is properly disputed, then when specified in Section 2.4), and such default remains uncured five (5) Business Days following Kinergy’s written notice of default; provided, that AEAFK may only cure such failure on three (3) occasions, after which Kinergy shall be entitled to terminate this Agreement upon AEAFK’s failure to make the required payment;

(b) the failure of any statement, representation or warranty made by AEAFK in this Agreement to have been correct in any material respect when made if such failure could reasonably be expected to have a material adverse effect on AEAFK’s ability to perform its obligations under this Agreement;

(c) the occurrence of an Act of Insolvency with respect to AEAFK; or

(d) the failure of AEAFK to perform any other of its material obligations under this Agreement and such failure continues for 30 days after receipt of written notice from Kinergy of such failure; provided, that such 30-day period shall be extended for up to an aggregate of 90 days so long as AEAFK is diligently attempting to cure such failure.

3.3 Termination by AEAFK.  AEAFK may terminate this Agreement by written notice to Kinergy, upon the occurrence of any of the following events, provided, that no such notice shall be required for a termination pursuant to clause (c) of this Section 3.3:

(a) the failure by Kinergy to make any payment, deposit or transfer as and when specified in Section 2.1(f) or Section 2.2(d) or otherwise in this Agreement (or if a payment is properly disputed, then when specified in Section 2.4), and such default remains uncured five (5) Business Days following AEAFK’s written notice of default; provided, that Kinergy may only cure such failure on three (3) occasions, after which AEAFK shall be entitled to terminate this Agreement upon Kinergy’s failure to make the required payment;

(b) the failure of any statement, representation or warranty made by Kinergy in this Agreement to have been correct in any material respect when made if such failure could reasonably be expected to have a material adverse effect on Kinergy’s ability to perform its obligations under this Agreement;

(c) the occurrence of an Act of Insolvency with respect to Kinergy; or

(d) the failure of Kinergy to perform any other of its material obligations under this Agreement and such failure continues for 30 days after receipt of written notice from AEAFK of such failure; provided, that such 30-day period shall be extended for up to an aggregate of 90 days so long as Kinergy is diligently attempting to cure such failure.

3.4 Effect of Termination.  No termination under this Article III shall release any of the Parties from any obligations arising hereunder prior to such termination.  The exercise of the right of a Party to terminate this Agreement, as provided herein, does not preclude such Party from exercising other remedies that are provided herein or are available at law or in equity; provided, however, that no Party shall have a right to terminate, revoke or treat this Agreement as repudiated other than in accordance with the other provisions of this Agreement; and provided, further, that the Parties’ respective rights upon termination shall be subject to the liability limitations of Article IV.  Except as otherwise set forth in this Agreement, remedies are cumulative, and the exercise of, or the failure to exercise, one or more remedies by a Party shall not, to the extent provided by Law, limit or preclude the exercise of, or constitute a waiver of, other remedies by such Party.

ARTICLE IV
LIMITATIONS ON LIABILITY

4.1 Maximum Liability of Kinergy.  The total aggregate liability of Kinergy to AEAFK under this Agreement during the term of this Agreement shall not exceed the aggregate amount of Marketing Fees received by Kinergy.  The liability of Kinergy to AEAFK under this Agreement during any calendar year shall not exceed the aggregate amount of Marketing Fees received by Kinergy during such year.  Notwithstanding the foregoing, such limitations on liability shall not apply with respect to any net loss, damage or liability resulting from or arising out of the gross negligence or willful misconduct of Kinergy.

4.2 No Consequential or Punitive Damages.   In no event shall either Party be liable to any other Party by way of indemnity or by reason of any breach of contract or of statutory duty or by reason of tort (including negligence or strict liability) or otherwise for any loss of profits, loss of revenue, loss of use, loss of production, loss of contracts or for any incidental, indirect, special or consequential or punitive damages of any other kind or nature whatsoever that may be suffered by such other Party, including any losses for which such other Party has insurance to the extent proceeds of insurance have been recovered for such losses.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1 Kinergy’s Representations and Warranties.  Kinergy represents and warrants to AEAFK, as of the date hereof, as follows:

(a) Due Formation.  Kinergy (i) is a limited liability company duly formed and validly existing under the laws of the State of Oregon, (ii) has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (iii) is qualified to do business in the State of California and in every other jurisdiction in which failure so to qualify could be reasonably be expected to have a material adverse effect on Kinergy’s ability to perform its obligations hereunder.

(b) Authorization; Enforceability.  Kinergy has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of Kinergy enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

(c) No Conflict.  The execution, delivery and performance by Kinergy of this Agreement does not and will not (i) violate any Law applicable to Kinergy, (ii) result in any breach of Kinergy’s constituent documents or (iii) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which Kinergy or any of its properties or assets is bound or result in the imposition or creation of any lien or security interest in or with respect to any of Kinergy’s property or assets, other than in each case any such violations, conflicts, breaches or impositions which could not be reasonably be expected to have a material adverse effect on Kinergy’s ability to perform its obligations hereunder.

(d) No Authorization.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than those which have been obtained) is required for the due execution, delivery and performance by Kinergy of this Agreement, other than any such authorizations, approvals or actions the failure of which to obtain could not be reasonably be expected to have a material adverse effect on Kinergy’s ability to perform its obligations hereunder.

(e) Litigation.  Kinergy is not a party to any legal, administrative, arbitration or other proceeding, and, to Kinergy’s knowledge, no such proceeding is threatened, which could be reasonably be expected to have a material adverse effect on Kinergy’s ability to perform its obligations hereunder.

5.2 AEAFK’s Representations and Warranties.  AEAFK represents and warrants to Kinergy, as of the date hereof, as follows:

(a) Due Formation.  AEAFK (i) is a corporation duly formed and validly existing under the laws of the State of Delaware, (ii) has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (iii) is qualified to do business in the State of California and in every other jurisdiction in which failure so to qualify could be reasonably be expected to have a material adverse effect on AEAFK’s ability to perform its obligations hereunder.

(b) Authorization; Enforceability.  AEAFK has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of AEAFK enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

(c) No Conflict.  The execution, delivery and performance by AEAFK of this Agreement does not and will not (i) violate any Law applicable to AEAFK, (ii) result in any breach of AEAFK’s constituent documents or (iii) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which AEAFK or any of its properties or assets is bound or result in the imposition or creation of any lien or security interest in or with respect to any of AEAFK’s property or assets, other than in each case any such violations, conflicts, breaches or impositions which could not be reasonably be expected to have a material adverse effect on AEAFK’s ability to perform its obligations hereunder.

(d) No Authorization.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than those which have been obtained) is required for the due execution, delivery and performance by AEAFK of this Agreement, other than any such authorizations, approvals or actions the failure of which to obtain could not be reasonably be expected to have a material adverse effect on AEAFK’s ability to perform its obligations hereunder.

(e) Litigation.  AEAFK is not a party to any legal, administrative, arbitration or other proceeding, and, to AEAFK’s knowledge, no such proceeding is threatened, which could be reasonably be expected to have a material adverse effect on AEAFK’s ability to perform its obligations hereunder.

ARTICLE VI
FORCE MAJEURE

6.1 Definition.  As used herein, “Force Majeure Event” means any cause(s) which render(s) a Party wholly or partly unable to perform its obligations under this Agreement (other than obligations to make payments when due), and which are neither reasonably within the control of such Party nor the result of the fault or negligence of such Party, and which occur despite all reasonable attempts to avoid, mitigate or remedy, and shall include acts of God, war, riots, civil insurrections, cyclones, hurricanes, floods, fires, explosions, earthquakes, lightning, storms, chemical contamination, epidemics or plagues, acts or campaigns of terrorism or sabotage, blockades, embargoes, accidents or interruptions to transportation, trade restrictions, acts of any Governmental Authority after the date of this Agreement, strikes and other labor difficulties, and other events or circumstances beyond the reasonable control of such Party.  Mechanical breakdown (including a forced outage of the Facility) that continues for more than five consecutive days shall be deemed not to be “Force Majeure Event” unless such mechanical breakdown resulted from or was caused by a separate “Force Majeure Event.”

6.2 Effect.  A Party claiming relief as a result of a Force Majeure Event shall give the other Parties written notice within five Business Days of becoming aware of the occurrence of the Force Majeure Event, or as soon thereafter as practicable, describing the particulars of the Force Majeure Event, and will use reasonable efforts to remedy its inability to perform as soon as possible.  If the Force Majeure Event (including the effects thereof) continues for fifteen consecutive days, the affected Party shall report to the other Parties the status of its efforts to resume performance and the estimated date thereof.  If the Force Majeure Event (including the effects thereof) continues for 180 consecutive days, the affected Party may terminate this Agreement for convenience.  If the affected Party was not able to resume performance prior to or at the time of the report to the other Parties of the onset of the Force Majeure Event, then it will report in writing to the other Parties when it is again able to perform.  If a Party fails to give timely notice, the excuse for its non-performance shall not begin until notice is given.

6.3 Limitations.  Any obligation(s) of a Party (other than an obligation to make payments when due) may be temporarily suspended during any period such Party is unable to perform such obligation(s) by reason of the occurrence of a Force Majeure Event, but only to the extent of such inability to perform, provided, that:

(a) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; and

(b) the Party claiming the occurrence of the Force Majeure Event bears the burden of proof.

ARTICLE VII
DISPUTE RESOLUTION

7.1 Attempts to Settle.  In the event that a Dispute among the Parties arises under, out of or in relation to, this Agreement, the Parties shall attempt in good faith to settle such Dispute by mutual discussions within fifteen Business Days after the date that an aggrieved Party gives written notice of the Dispute to the other Parties.  In the event that a Dispute is not resolved by discussion in accordance with the preceding sentence within the time period set forth therein, the Parties shall refer the Dispute to their respective senior officers for further consideration and attempted resolution within fifteen Business Days after the Dispute has been referred to such individuals (or such longer period as the Parties may agree).

7.2 Resolution by Expert.  If the Parties shall have failed to resolve the Dispute within fifteen Business Days after the date that the Parties referred the Dispute to their senior officers, then, provided the Parties shall so agree, the Dispute may be submitted for resolution by an Expert, such Expert to be appointed by the mutual agreement of the Parties.  Proceedings before an Expert shall be held in Sacramento, California (or any other location agreed to by the Parties).  The Expert shall apply to such proceedings the substantive law of the State of California in effect at the time of such proceedings.  The decision of the Expert shall be final and binding upon the Parties.  In the event that (a) the Parties cannot agree on the appointment of an Expert within ten Business Days after the date that the Parties agreed to submit the Dispute for resolution by the Expert or (b) the Expert fails to resolve such Dispute within 60 days after the Parties have submitted such Dispute to the Expert, then any Party may file a demand for arbitration in writing in accordance with Section 7.3.

7.3 Arbitration.  Any Dispute that has not been resolved following the procedures set forth in Section 7.1 or 7.2 shall be settled by binding arbitration in Sacramento, California (or any other location agreed to by the Parties) before a panel of three arbitrators.  Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of execution of this Agreement.  Such arbitration shall be governed by the laws of the State of California.  If arbitration proceedings have been initiated pursuant to this Section 7.3 and raise issues of fact or law which, in whole or in part, are substantially the same as issues of fact or law already pending in arbitration proceedings involving the applicable Parties, such issues shall be consolidated with the issues in the ongoing proceedings.  THE PARTIES HEREBY AGREE THAT THE PROCEDURES SET FORTH IN THIS ARTICLE VII SHALL BE THE EXCLUSIVE DISPUTE RESOLUTION PROCEDURES APPLICABLE TO ANY DISPUTE, CONTROVERSY OR CLAIM UNDER THIS AGREEMENT AND, EXCEPT AS SET FORTH IN SECTION 7.5, THE PARTIES HEREBY WAIVE ALL RIGHTS TO A COURT TRIAL OR TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY OR CLAIM UNDER THIS AGREEMENT.

7.4 Consequential and Punitive Damages.  Awards of Experts and arbitral panels shall be subject to the provisions of Article IV.

7.5 Finality and Enforcement of Decision.  Any decision or award of an Expert or a majority of an arbitral panel, as applicable, shall be final and binding upon the Parties.  Each of the Parties agrees that the arbitral award may be enforced against it or its assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.  The Parties hereby waive any right to appeal or to review the decision or award of an Expert or an arbitral panel by any court or tribunal and also waive any objections to the enforcement of such decision or award.

7.6 Costs.  The costs of submitting a Dispute to an Expert shall be shared equally among the Parties involved in the Dispute, unless the arbitral panel or the Expert determines otherwise.  The costs of arbitration shall be paid in accordance with the decision of the arbitral panel pursuant to the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of execution of this Agreement.

7.7 Continuing Performance Obligations.  While a Dispute is pending, each Party shall continue to perform its obligations under this Agreement, unless such Party is otherwise entitled to suspend its performance hereunder or terminate this Agreement in accordance with the terms hereof.

ARTICLE VIII
CONFIDENTIALITY

Each Party and its Affiliates shall treat as confidential the data and information in their possession regarding the Facility, the other Parties or any Affiliate of any other Party, unless:  (a) the applicable other Party agrees in writing to the release of such data or information; (b) such data or information becomes publicly available other than through the wrongful actions of the disclosing Party or the disclosing Party’s Affiliate; (c) such data or information was in the possession of the receiving Party or the receiving Party’s Affiliate prior to receipt thereof from the disclosing Party with no corresponding confidentiality obligation; or (d) such data or information is required by Law to be disclosed.  Notwithstanding the generality of the foregoing, any Party may disclose data and information to (i) the officers, directors, managers, partners, members, employees and Affiliates of such Party, (ii) any successors in interest and permitted assigns of such Party, (iii) any actual or potential financing parties or actual or potential lenders to such Party or to PEI or any subsidiary thereof, and (iv) any potential equity investors in such Party or to PEI or any subsidiary thereof; provided, that any Person who receives confidential data and information pursuant to an exception contained in clauses (ii) – (iv) of this Article agrees to similar confidentiality provisions.

ARTICLE IX
ASSIGNMENT AND TRANSFER

No Party shall assign this Agreement or any of its rights or obligations hereunder without first obtaining the prior written consent of (a) in the case of AEAFK, Kinergy, or (b) in the case of Kinergy, AEAFK, provided, that any Party shall be entitled to assign its rights hereunder (as collateral security or otherwise) for financing purposes (including a collateral assignment to any financing parties) without the consent of any other Party.

ARTICLE X
MISCELLANEOUS

10.1 Entire Agreement.  This Agreement, including the Exhibits hereto, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings among the Parties with respect to such subject matter.  Nothing in this Agreement shall be construed as creating a partnership or joint venture between the Parties.

10.2 Counterparts.  This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

10.3 Survival.  Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration or termination, including remedies, limitations on liability, promises of indemnity and payment, and confidentiality.

10.4 Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic and practical effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.5 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, as applied to contracts made and performed within the State of California, without regard to its conflicts of law principles.

10.6 Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is not made for the benefit of any Person or entity not a party hereto, and nothing in this Agreement shall be construed as giving any Person or entity, other than the Parties and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.7 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed sufficiently given (a) upon delivery, if delivered personally, (b) the day the notice is received, if it is delivered by overnight courier or certified or registered mail, postage prepaid, or (c) upon the effective receipt of electronic transmission, facsimile, telex or telegram (with effective receipt being deemed to occur upon the sender’s receipt of confirmation of successful transmission of such notice or communication), to the addresses set forth below or such other address as the addressee may have specified in a notice duly given to sender as provided herein:

If to Kinergy:

Kinergy Marketing, LLC
400 Capitol Mall, Suite 2060
Sacramento, CA  95814
Attention:       Mr. Greg DiBiase
Telephone:     (916) 403-2123
Facsimile:        (916) 446-3937

With a copy to:

Pacific Ethanol, Inc.
400 Capitol Mall, Suite 2060
Sacramento, CA  95814
Attention:      General Counsel
Telephone:     (916) 403-2130
Facsimile:        (916) 446-3936

If to AEAFK:

AE Advanced Fuels Keyes, Inc.
20400 Stevens Creek Blvd., Suite 700
Cupertino, CA  95014
Attention:     Mr. Todd Waltz, CFO
Telephone:   (408) 213-0940
Facsimile:      (408) 255-8044

10.8 Amendment.  No Party hereto shall be bound by any termination, amendment, supplement, waiver or modification of any term hereof unless such Party shall have consented thereto in writing.

10.9 No Implied Waiver.  No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.

10.10 Interpretation.  The following interpretations and rules of construction shall apply to this Agreement:

(a) titles and headings are for convenience only and will not be deemed part of this Agreement for purposes of interpretation;

(b) unless otherwise stated, references in this Agreement to “Sections” or “Articles” refer, respectively, to Sections or Articles of this Agreement;

(c) “including” means “including, but not limited to”, and “include” or “includes” means “include, without limitation” or “includes, without limitation”;

(d) “hereunder”, “herein”, “hereto” and “hereof”, when used in this Agreement, refer to this Agreement as a whole and not to a particular Section or clause of this Agreement;

(e) in the case of defined terms, the singular includes the plural and vice versa;

(f) unless otherwise indicated, all accounting terms not specifically defined shall be construed in accordance with generally accepted accounting practices in the United States;

(g) unless otherwise indicated, each reference to a particular Law is a reference to such Law as it may be amended, modified, extended, restated or supplemented from time to time, as well as to any successor Law thereto;

(h) unless otherwise indicated, references to agreements shall be deemed to include all subsequent amendments, supplements and other modifications thereto; and

(i) unless otherwise indicated, each reference to any Person shall include such Person’s successors and permitted assigns.

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IN WITNESS WHEREOF, this Ethanol Marketing Agreement has been duly executed by the Parties hereto as of the date first written above.

AE ADVANCED FUELS KEYES, INC.

By:	/s/ Eric A. McAfee
Name: Eric A. McAfee
Title: CEO

KINERGY MARKETING, LLC

By:	/s/ Byron T. McGregor
Name: Byron T. Mc McGregor
Title: Chief Financial Officer

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Act of Insolvency” means, with respect to any Person, any of the following:  (a) commencement by such Person of a voluntary proceeding under any jurisdiction’s bankruptcy, insolvency or reorganization law; (b) the filing of an involuntary proceeding against such Person under any jurisdiction’s bankruptcy, insolvency or reorganization law which is not vacated within 60 days after such filing; (c) the admission by such Person of the material allegations of any petition filed against it in any proceeding under any jurisdiction’s bankruptcy, insolvency or reorganization law; (d) the adjudication of such Person as bankrupt or insolvent or the winding up or dissolution of such Person; (e) the making by such Person of a general assignment for the benefit of its creditors (assignments for a solvent financing excluded); (f) such Person fails or admits in writing its inability to pay its debts generally as they become due; (g) the appointment of a receiver or an administrator for all or a substantial portion of such Person’s assets, which receiver or administrator, if appointed without the consent of such Person, is not discharged within 60 days after its appointment; or (h) the occurrence of any event analogous to any of the foregoing with respect to such Person occurring in any jurisdiction.

“AEAFK” has the meaning given to such term in the preamble hereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For purposes of this definition, “control”, when used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership or voting securities, by contract or otherwise.

“Agreement” has the meaning given to such term in the preamble hereto.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in California are required or authorized to be closed.

“Date of First Delivery” means the date when Ethanol produced at the Facility is available for delivery to Kinergy under this Agreement.

“Dispute” means a dispute, controversy or claim.

“Ethanol” means denatured fuel ethanol produced by the Facility satisfying the American Society for Testing and Materials (ASTM) D4806 specifications for denatured fuel ethanol.

“Expert” means an expert having sufficient technical expertise to address the matter subject to a Dispute.

“Facility” has the meaning given to such term in the recitals hereto.

“Force Majeure Event” has the meaning set forth in Section 6.1.

“Good Industry Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the ethanol production or marketing (as the case may be) industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Industry Practice is not limited to a single, optimum practice, method or act to the exclusion of others, but rather is intended to include acceptable practices, methods or acts generally accepted in the region.

“Governmental Authority” means any United States federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body.

“Gross Pool Price” has the meaning give to such term in Section 2.1(b)(i).

“Kinergy” has the meaning given to such term in the preamble hereto.

“Law” means any law, statute, act, legislation, bill, enactment, policy, treaty, international agreement, ordinance, judgment, injunction, award, decree, rule, regulation, interpretation, determination, requirement, writ or order of any Governmental Authority.

“Marketing Fee” has the meaning give to such term in Section 2.1(b).

“Monthly Date” means the last Business Day of each calendar month.

“Monthly Expenses” has the meaning give to such term in Section 2.2(b)(ii).

“Monthly Gross Price” has the meaning give to such term in Section 2.2(b)(i).

“Net Pool Price” has the meaning give to such term in Section 2.1(b).

“Net Purchase Price” has the meaning give to such term in Section 2.2(b).

“PEI” means Pacific Ethanol, Inc., a Delaware corporation.

“Party” or “Parties” has the meaning given to such term in the preamble hereto.

“Permits” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Law, and shall include all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of the Facility.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies and other organizations, whether or not legal entities, Governmental Authorities and any other entity.

“Pool Area” has the meaning give to such term in Section 2.1(c).

“Pool Expenses” has the meaning give to such term in Section 2.1(b).

“Pool Producer” has the meaning give to such term in Section 2.1(d).

“Pool True-Up” has the meaning give to such term in Section 2.1(e).

“Third Party” means any Person (other than PEI or a subsidiary thereof) that purchases Ethanol from Kinergy.

“True-Up” has the meaning give to such term in Section 2.2(d).

Exhibit B

SPECIFICATIONS

Fuel Ethanol meets the ASTM D4806-99 “Standard Specification for Denatured Fuel Ethanol for Blending with Gasolines for Use as Automotive Spark-Ignition Engine Fuel.” The ASTM specification is as follows:

Ethanol, volume %, min	92.1	ASTM D5501
Methanol, volume %, max	0.5
Existent Gum, (solvent washed) mg/100ml., max	5.0	ASTM D381
Water Content, volume %, max	1.0	ASTM D203
Denaturant content, volume %, min		1.96
max		4.96
Chloride Ion Content, mass ppm, max	40	ASTM D512
Copper Content, mg/kg, max	0.1	ASTM D1688
Acidity (as acetic acid), mass %, max	0.007	ASTM D 6423
pHe	6.5 to 9.0	ASTM D6423
Appearance	Visibly free of suspended or precipitated contaminants, clear and bright

Additional CA Specifications (to comply with California Air Resources Board specs):

Sulfur, ppm, max	10	ASTM D5453
Benzene, volume %, max	0.06	ASTM D5580
Aromatics, volume %, max	1.7	ASTM D5580
Olefins, volume %, max	0.5	ASTM D319

B-1

Exhibit C

DELIVERY POINTS IN POOL AREA

C-1